INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We hereby consent to the use in this Registration Statement on Amendment No. 1 to Form 20-F/A of BioHarvest Science Inc. and its subsidiaries (the “Company”) of our report dated May 26, 2024, except for the effects of the reverse stock split discussed in Note 26 (10) and these effects were reflected in note 26, note 1, note 8, note 10, note 11, and note 12 to the financial statements, as to which the date is July 24, 2024, related to the financial statements of the Company as of December 31, 2023 and December 31, 2022 and for the three years ended December 31, 2023, which includes an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Registration Statement.

/s/ Ziv Haft Certified Public Accountants (Isr.) BDO Member Firm

Tel Aviv, Israel

July 24, 2024